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Exhibit 10.7

*** Test Omitted and Filed Separately
CONFIDENTIAL TREATMENT REQUESTED
Under 17 C.F.R. §§ 200.80(b)(4) and 230.406

LICENSE AGREEMENT

by and between

THE SCRIPPS RESEARCH INSTITUTE,
a California nonprofit
public benefit corporation

and

OPTIMER PHARMACEUTICALS, Inc.
a Delaware corporation

TABLE OF CONTENTS

		Page
1.	Definitions	1
	1.1	1
	1.2	1
	1.3	1
	1.4	2
	1.5	2
	1.6	2
	1.7	2
	1.8	2
	1.9	2
	1.10	2
	1.11	2
	1.12	2
	1.13	3
	1.14	3
2.	License Terms and Conditions	3
	2.1 Grant of License	3
	2.2 Initial License Fee	3
	2.3 Royalties	3
	2.3.1 Percentage Royalty	4
	2.4	4
	2.5 Quarterly Payments	4
	2.6 Term of License	4
	2.7 Sublicense	4
	2.8 Duration of Royalty Obligations	5
	2.9 Reports	5
	2.10 Records	5
	2.11 Foreign Sales	5
	2.12 Foreign Taxes	6
3.	Patent Matters	6
	3.1 Patent Prosecution and Maintenance	6
	3.2 Information to Licensee	6
	3.3 Patent Costs	6
	3.4 Ownership	6
	3.5 Scripps Right to Pursue Patent	6
	3.6 Infringement Actions	7
	3.6.1 Prosecution and Defense of Infringements	7
	3.6.2 Allocation of Recovery	7
4.	Obligations Related to Commercialization	7
	4.1 Commercial Development Obligation	7
	4.2 Governmental Approvals and Marketing of Licensed Products	7
	4.3 Indemnity	8
	4.4 Patent Marking	8
	4.5 No Use of Name	8
	4.6 U.S. Manufacture	8
	4.7 Foreign Registration	8

i

5.	Limited Warranty	8
6.	Interests in Intellectual Property Rights	8
	6.1 Preservation of Title	8
	6.2 Royalty-free License to Improvements	8
	6.3 Governmental Interest	8
	6.4 Reservation of Rights	9
7.	Confidentiality and Publication	9
	7.1 Treatment of Confidential Information	9
	7.2 Publications	9
	7.3 Publicity	9
8.	Term and Termination	9
	8.1 Term	9
	8.2 Termination Upon Default	9
	8.3 Termination Upon Bankruptcy or Insolvency	9
	8.4 Rights Upon Expiration	10
	8.5 Rights Upon Termination	10
	8.6 Work-in-Progress	10
9.	Assignment; Successors	10
	9.1 Assignment	10
	9.2 Binding Upon Successors and Assigns	10
10.	General Provisions	10
	10.1 Independent Contractors	10
	10.2 Arbitration	11
	10.2.1 Location	11
	10.2.2 Selection of Arbitrators	11
	10.2.3 Discovery	11
	10.2.4 Case Management	11
	10.2.5 Remedies	11
	10.2.6 Expenses	11
	10.2.7 Confidentiality	11
	10.3 Entire Agreement; Modification	12
	10.4 California Law	12
	10.5 Headings	12
	10.6 Severability	12
	10.7 No Waiver	12
	10.8 Name	12
	10.9 Attorneys' Fees	12
	10.10 Notices	12
	10.11 Compliance with U.S. Laws	13
	Exhibit A Disclosure of Scripps Technology
	Exhibit B Sublicense Form
	Exhibit C Milestones

ii

LICENSE AGREEMENT

        This License Agreement is entered into and made effective as of this 23rd day of July, 1999, by and between THE SCRIPPS RESEARCH INSTITUTE, a California nonprofit public benefit corporation ("Scripps") located at 10550 North Torrey Pines Road, La Jolla, California 92037, and OPTIMER PHARMACEUTICALS, INC., a Delaware corporation ("Licensee") located at c/o Mr. Casey McGlynn, Wilson, Sonsini, Goodrich and Rosati, 2 Palo Alto Sq., Palo Alto, CA 94306 with respect to the facts set forth below.

RECITALS

        A.    Scripps is engaged in fundamental scientific biomedical and biochemical research including research relating to carbohydrates and carbohydrate mimetics.

        B.    Licensee is engaged in research and development of carbohydrates and carbohydrate mimetics for human and veterinarian therapeutics.

        C.    Scripps has disclosed to Licensee certain technology described in certain technology disclosures, patents and patent applications listed on Exhibit A attached hereto and incorporated herein by reference.

        D.    Scripps has the exclusive right to grant a license to the technology listed on Exhibit A, subject to certain rights of the U.S. Government to use such technology for its own purposes, resulting from the receipt by Scripps of certain funding from the U.S. Government.

        E.    Scripps desires to grant to Licensee, and Licensee wishes to acquire, an exclusive worldwide right and license to the technology listed on Exhibit A and to certain patent rights and know-how of Scripps with respect thereto, subject to the terms and conditions set forth herein, with a view to developing and marketing diagnostic and therapeutic products within the Field (as defined below).

AGREEMENT

        NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein, Scripps and Licensee hereby agree as follows:

        1.    Definitions.    Capitalized terms shall have the meaning set forth below.

        1.1    Affiliate.    The term "Affiliate" shall mean any entity which directly or indirectly controls, is controlled by or is under common control with Licensee. The term "control" as used herein means the possession of the power to direct or cause the direction of the management and the policies of an entity, whether through the ownership of a majority of the outstanding voting securities or by contract or otherwise.

        1.2    Agricultural Products.    The term "Agricultural Product", individually, or "Agricultural Products", collectively, shall mean any one or more product, device, method, procedure, software, computer program, material, or element utilized by the agricultural and farming industry for the purpose of improving, restricting or otherwise modifying growth or productivity of plants; or preventing or treating disease or insect or fungal infestation in plants; or controlling or modifying certain traits of plants or producing improved or modified seeds and plants; or techniques and methods for evaluating efficacy or determining the safety of an Agricultural Product such as utilization in determining toxicity to living things or otherwise involved in the general field of agriculture.

        1.3    Confidential Information.    The term "Confidential Information" shall mean any and all proprietary or confidential information of Scripps or Licensee which may be exchanged between the parties at any time and from time to time during the term of this Agreement. Information shall not be considered confidential to the extent that it:

          a.     Is publicly disclosed through no fault of any party hereto, either before or after it becomes known to the receiving party; or

          b.     Was known to the receiving party prior to the date of this Agreement, which knowledge was acquired independently and not from another party hereto (or such party's employees); or

          c.     Is subsequently disclosed to the receiving party in good faith by a third party who has a right to make such disclosure; or

          d.     Has been published by a third party as a matter of right.

        1.4    Derivative Work.    The term "Derivative Work" shall mean a work that is based in whole or in part on the Licensed Software.

        1.5    Enhancements.    The term "Enhancements" shall mean modifications, changes, additions to, deletions from, and overall improvements to the Licensed Software.

        1.6    Field.    The term "Field" shall mean all applications and fields except Agricultural Products.

        1.7    Licensed Product.    The term "Licensed Product" shall mean any product which cannot be developed, manufactured, offered for sale, imported, used or sold without (i) infringing one or more claims under Scripps Patent Rights; (ii) utilizing any part of Scripps Technology not otherwise included within Scripps Patent Rights; (iii) utilizing Licensed Software, Derivative Work, or Enhancement or any portion thereof, alone or in combination with other software and/or technology; or (iv) any other product made utilizing a Licensed Right.

        1.8    Licensed Right.    The term "Licensed Right" shall mean (i) Licensed Software, Derivative Work, and Enhancements, as well as associated trade secrets; or (ii) Registered and unregistered copyrights that control the right to reproduce, use and lease computer programs relating to the Field, including Copyright Registration No.                                     .

        1.9    Licensed Software.    The term "Licensed Software" shall mean Scripps' software modules specified in Appendix A and incorporated herein.

        1.10    Major Market Country.    The term "Major Market Country" shall mean any of the following countries and their respective territories and possessions: Canada, France, Germany, Italy, Japan, the United Kingdom and the United States.

        1.11    Net Sales.    The term "Net Sales" shall mean the gross amount invoiced by Licensee, or its Affiliates and sublicensees, or any of them, on all sales of Licensed Products, less (i) discounts actually allowed, (ii) credits for claims, allowances, retroactive price reductions or returned goods, (iii) prepaid freight and (iv) sales taxes or other governmental charges actually paid in connection with sales of Licensed Products. For purposes of determining Net Sales, a sale shall be deemed to have occurred when an invoice therefor shall be generated or the Licensed Product is shipped for delivery. Sales of Licensed Products by Licensee, or an Affiliate or sublicensee of Licensee to any Affiliate or sublicensee which is a reseller thereof shall be excluded, and only the subsequent sale of such Licensed Products by Affiliates or sublicensees of Licensee to unrelated parties shall be deemed Net Sales hereunder.

        1.12    Scripps Patent Rights.    The term "Scripps Patent Rights" shall mean rights arising out of or resulting from (i) any and all U.S. and foreign patent applications and patents covering Scripps Technology, (ii) the patents proceeding from such applications, (iii) all claims of continuations-in-part directed solely to subject matter specifically described in Scripps Technology, and (iv) divisionals, continuations, reissues, reexaminations, and extensions of any patent or application set forth in (i)-(iii)

above, so long as said patents have not been held invalid and/or unenforceable by a court of competent jurisdiction from which there is no appeal or, if appealable, from which no appeal has been taken.

        1.13    Scripps Technology.    The term "Scripps Technology" shall mean so much of the technology as is proprietary to Scripps and disclosed in the patents, patent applications and disclosures listed on Exhibit A which is attached hereto and incorporated herein by reference, together with materials, information and know-how that are specifically related to the subject matter of the patents, patent applications, and disclosures listed on Exhibit A and are proprietary to Scripps, whether or not the same is eligible for protection under the patent laws of the United States or elsewhere, and whether or not the same would be enforceable as a trade secret or the copying of which would be enjoined or restrained by a court as constituting unfair competition.

        1.14    Valid Claim.    The term "Valid Claim" shall mean a claim of any issued and unexpired patent within the Scripps Patent Rights which has not been held unenforceable, unpatentable or invalid by a decision of a court or governmental body of competent jurisdiction in a ruling that is unappealable or unappealed within the time allowed for appeal, which has not been rendered unenforceable through disclaimer or otherwise, and which has not been lost through an interference proceeding; provided that if a claim of a pending patent application has not issued as a claim of an issued patent within the Scripps Patent Rights within ten (10) years after the filing date from which such claim takes priority, such pending claim shall not be a Valid Claim for the purposes of this Agreement.

        2.    License Terms and Conditions.

        2.1    Grant of License.    Scripps hereby grants to Licensee an exclusive, worldwide license, including the right to sublicense, to Scripps Technology and under Scripps Patent Rights, to make, to have made, to import, to use, to offer for sell, and to sell Licensed Products in the Field, subject to the terms of this Agreement. Scripps hereby grants to Licensee an exclusive, worldwide license to Licensed Software and under Licensed Right to copy or reproduce the Licensed Software; prepare derivative works based upon the Licensed Software, that is, modifications; distribute copies of the Licensed Software to the public by sale, rental, lease, or lending; perform the Licensed Software publicly; and display the Licensed Software publicly.

        2.2    Initial License Fee.    In partial consideration for the exclusive license granted pursuant to Section 2.1 hereof, Licensee shall pay to Scripps a nonrefundable license fee upon execution of this Agreement in the amount of four hundred thousand (400,000) shares of Optimer Pharmaceuticals, Inc. common stock (10% of the fully diluted common stock issued before the first round financing). The license fee described in this Section is consideration for the grant and continuation of the license hereunder, and Scripps shall have no obligation to return any portion of such license fee, notwithstanding any failure by Licensee to develop any Licensed Product or market any Licensed Product commercially, and notwithstanding the volume of sales of any such Licensed Product.

        2.3    Royalties.

        2.3.1    Percentage Royalty.    As additional consideration for the exclusive license granted pursuant to Section 2.1 hereof, Licensee shall pay to Scripps a continuing royalty on a country-by-country basis in the amount of (i) [***] percent ([***]%) of Net Sales of Licensed Products which cannot be made, imported, used or sold in such country without utilizing one or more Valid Claims with no provision or offset for combination products; (ii) [***] a percent ([***]%) of Net Sales of Licensed Products, in all countries where the manufacture, use or sale of such Licensed Product is not covered by a Valid Claim in such country or Licensed Rights but is covered by Scripps Technology; or (iii) [***] percent ([***]%) of net sales of Licensed Products covered by Licensed Rights, or from the internal use of Licensed Products and/or Licensed Software on behalf of a third party.

        2.4    Milestone Payments.    In consideration for the license granted to Licensee, Licensee shall pay to Scripps within thirty (30) days upon the first occurrence, in a Major Market Country, of each milestone specified below for the first Licensed Product to meet such milestone.

Successful completion of a Phase II clinical trial	$	[***]
First NDA filing in US or equivalent major country	$	[***]
First government marketing and distribution approval	$	[***]

        2.5    Quarterly Payments.

        2.5.1    Sales by Licensee.    With regard to Net Sales made by Licensee or its Affiliates, royalties shall be payable by Licensee quarterly, within sixty (60) days after the end of each calendar quarter, based upon the Net Sales of Licensed Products during such preceding calendar quarter, commencing with the calendar quarter in which the first commercial sale of any Licensed Product is made.

        2.5.2    Sales by Sublicensees.    With regard to Net Sales made by sublicensees of Licensee or its Affiliates, royalties shall be payable by Licensee quarterly, within ninety (90) days after the end of each calendar quarter, based upon the Net Sales of Licensed Products by such sublicensee during such preceding calendar quarter, commencing with the calendar quarter in which the first commercial sale of any Licensed Product is made by such sublicensee.

        2.6    Term of License.    Unless terminated sooner in accordance with the provisions of this Agreement, the term of this license shall expire when the last of the royalty obligations set forth in Section 2.10 below have expired. Notwithstanding the foregoing, if applicable government regulations require a shorter term and/or a shorter term of exclusivity than provided for herein, then the term of this License Agreement shall be so shortened or this License Agreement shall be amended to provide for a non-exclusive license, and, in such event, the parties shall negotiate in good faith to reduce appropriately the royalties payable as set forth under the section heading "Royalties" hereof.

        2.7    Sublicense.    Licensee shall have the sole and exclusive right to grant sublicenses to any party with respect to the rights conferred upon Licensee under this Agreement, provided, however, that (i) any such sublicense shall be subject in all respects to the restrictions, exceptions, royalty obligations, reports, termination provisions, and other provisions contained in this Agreement (but not including the payment of a license fee pursuant to Section 2.2 hereof) and (ii) each such sublicensee, and the form and substance of each such sublicense, shall be subject to the prior written approval of Scripps, which approval shall not be unreasonably withheld, provided, however, that any sublicense granted to an Affiliate of Licensee shall not be subject to Scripps's prior written approval. No approval shall be required as to any sublicense which utilizes the form of sublicense attached hereto as Exhibit B. Licensee shall pay Scripps, or cause its Affiliate or sublicensee to pay Scripps, the same royalties on all Net Sales made by Licensee, its Affiliate or sublicensee. Each Affiliate and sublicensee shall report its Net Sales to Scripps through Licensee, which Net Sales shall be aggregated with any Net Sales of Licensee for purposes of determining the Net Sales upon which royalties are to be paid to Scripps.

        Except as set forth below, any sublicense revenues, other than royalties, due Licensee pursuant to the grant of a sublicense to a party not an Affiliate but excluding any payments for research, development, or equity ("Sublicense Revenue"), so long as said equity payment reflects the current fair market value of the stock, as determined by such sublicensees' board of directors, which determination will be acceptable as long as it is reasonable and reflects industry standards in comparable arrangements, shall be reported to Scripps by Licensee. For the first three years of this Agreement, the calculation of Scripps' percentage of Sublicense Revenue shall be based on a pro-rata contribution of Scripps Technology if it is sublicensed in combination with non-Scripps technology. For the fourth year and after Scripps shall receive [***] of the Sublicense Revenue with no reductions if sublicensed in combination with non-Scripps technology. Licensee shall pay Scripps a portion of Sublicense Revenue according to the following schedule:

First six (6) months after execution of this agreement	[***] of the Sublicense Revenue
Second six (6) months after execution of this agreement	[***] of the Sublicense Revenue
Third six (6) months after execution of this agreement	[***] of the Sublicense Revenue
Fourth six (6) months after execution of this agreement	[***] of the Sublicense Revenue
Third year after execution of this agreement	[***] of the Sublicense Revenue

        2.8    Duration of Royalty Obligations.    The royalty obligations of Licensee as to each Licensed Product shall terminate: (i) on a country-by-country basis concurrently with the expiration of the last to expire of Scripps Patent Rights utilized by or in such Licensed Product in each such country; (ii) with respect to Licensed Products utilizing only Scripps Technology but not Scripps Patent Rights, fifteen (15) years after the date of first commercial sale of such Licensed Product in such country; and (iii) for Licensed Software protected by copyright seventy-five (75) years from the filing of the copyright in the United States.

        2.9    Reports.    Licensee shall furnish to Scripps at the same time as each royalty payment is made by Licensee, a detailed written report of Net Sales of the Licensed Products and the royalty due and payable thereon, including a description of any offsets or credits deducted therefrom, on a product-by-product and country-by-country basis, for the calendar quarter upon which the royalty payment is based.

        2.10    Records.    Licensee shall keep, and cause its Affiliates and sublicensees to keep, full, complete and proper records and accounts of all sales of Licensed Products in sufficient detail to enable the royalties payable on Net Sales of each Licensed Product to be determined. Scripps shall have the right to appoint an independent certified public accounting firm approved by Licensee, which approval shall not be unreasonably withheld, to audit the records of Licensee, its Affiliates and sublicensees as necessary to verify the royalties payable pursuant to this Agreement provided such auditor executes a confidentiality agreement standard for the industry. Licensee, its Affiliates and sublicensees shall pay to Scripps an amount equal to any additional royalties to which Scripps is entitled as disclosed by the audit, plus interest thereon at the rate of one and one-half percent (1.5%) per month. Such audit shall be at Scripps's expense; provided, however, that if the audit discloses that Scripps was underpaid royalties with respect to any Licensed Product by at least five percent (5%) for any calendar quarter, then Licensee, its Affiliates or sublicensee, as the case may be shall reimburse Scripps for any such audit costs. Scripps may exercise its right of audit as to each of Licensee, its Affiliates or sublicensees no more frequently than once in any calendar year. The accounting firm shall disclose to Scripps only information relating to the accuracy of the royalty payments. Licensee, its Affiliates and sublicensees shall preserve and maintain all such records required for audit for a period of three (3) years after the calendar quarter to which the record applies.

        2.11    Foreign Sales.    The remittance of royalties payable on sales outside the United States shall be payable to Scripps in United States Dollar equivalents at the official rate of exchange of the currency of the country from which the royalties are payable, as quoted in the Wall Street Journal for the last business day of the calendar quarter in which the royalties are payable. If the transfer of or the conversion into the United States Dollar equivalents of any such remittance in any such instance is not lawful or possible, the payment of such part of the royalties as is necessary shall be made by the deposit thereof, in the currency of the county where the sale was made on which the royalty was based to the credit and account of Scripps or its nominee in any commercial bank or trust company of Scripps's choice located in that country, prompt written notice of which shall be given by Licensee to Scripps.

        2.12    Foreign Taxes.    Any tax required to be withheld by Licensee under the laws of any foreign country for the accounts of Scripps shall be promptly paid by Licensee for and on behalf of Scripps to the appropriate governmental authority, and Licensee shall use its best efforts to furnish Scripps with proof of payment of such tax together with official or other appropriate evidence issued by the applicable government authority. Any such tax actually paid on Scripps's behalf shall be deducted from royalty payments due Scripps.

        3.    Patent Matters.

        3.1    Patent Prosecution and Maintenance.    From and after the date of this Agreement, the provisions of this Section 3 shall control the prosecution and maintenance of any patent application and any patent included within Scripps Patent Rights. Subject to the requirements, limitations, and conditions set forth in this Agreement, Scripps shall direct and control (i) the preparation, filing, and prosecution of the United States and foreign patent applications within Scripps Patent Rights (including any interferences and foreign oppositions) and (ii) maintain the patents issuing therefrom. Scripps shall select the patent attorney, which may be independent outside counsel specialized in the Field, subject to Licensee's written approval, which approval shall not be unreasonably withheld. Both parties hereto agree that Scripps may, at its sole discretion, utilize Scripps's Office of Patent Counsel in lieu of independent counsel for patent prosecution and maintenance described herein, and the fees and expenses incurred by Scripps with respect to work done by such Office of Patent Counsel shall be paid as set forth below. Licensee shall have full rights of consultation with the patent attorney so selected on all matters relating to Scripps Patent Rights. Scripps shall use its best efforts to implement all reasonable requests made by Licensee with regard to the preparation, filing, prosecution and/or maintenance of the patent applications and/or patents within Scripps Patent Rights.

        3.2    Information to Licensee.    Scripps shall keep Licensee timely informed with regard to the patent application and maintenance processes. Scripps shall deliver to Licensee copies of all patent applications, amendments, related correspondence, and other related matters within twenty (20) days of submission or receipt, as applicable, including a monthly updated patent prosecution and maintenance schedule of all patent applications and patents.

        3.3    Patent Costs.    Licensee acknowledges and agrees that Scripps does not have independent funding to cover patent costs, and that the license granted hereunder is in part in consideration for Licensee's assumption of patent costs and expenses as described herein. Licensee shall pay for all expenses incurred by Scripps pursuant to Section 3.1 hereof. In addition, Licensee agrees to reimburse Scripps for all patent costs and expenses paid or incurred by Scripps' in connection with Scripps Patent Rights licensed hereunder. Licensee agrees to pay all such past and future patent expenses directly or to reimburse Scripps for the payment of such expenses within thirty (30) days after Licensee receives an itemized invoice therefor. In the event Licensee elects to discontinue payment for the filing, prosecution and/or maintenance of any patent application and/or patent within Scripps Patent Rights, any such patent application or patent shall be excluded from the definition of Scripps Patent Rights and from the scope of the license granted under this Agreement, and all rights relating thereto shall revert to Scripps and may be freely licensed by Scripps. Licensee shall give Scripps at least thirty (30) days' prior written notice of such election. No such notice shall have any effect on Licensee's obligations to pay expenses incurred up to the effective date of such election.

        3.4    Ownership.    The patent applications filed and the patents obtained by Scripps pursuant to Section 3.1 hereof shall be owned solely by Scripps, assigned to Scripps and deemed a part of Scripps Patent Rights.

        3.5    Scripps Right to Pursue Patent.    If at any time during the term of this Agreement, Licensee's rights with respect to Scripps Patent Rights are terminated, Scripps shall have the right to take whatever action Scripps deems appropriate to obtain or maintain the corresponding patent protection at its own expense. If Scripps pursues patents under this Section 3.5, Licensee agrees to cooperate fully, including by providing, at no charge to Scripps, all appropriate technical data and executing all necessary legal documents in connection with such transfer.

        3.6    Infringement Actions.

        3.6.1    Prosecution and Defense of Infringements.    In order to maintain the license granted hereunder in force, Licensee shall prosecute any and all infringements of any Scripps Patent Rights and shall defend all charges of infringement arising as a result of the exercise of Scripps Patent Rights by Licensee, its Affiliates or sublicensees, unless otherwise agreed to between Scripps and Licensee. Licensee may enter into settlements, stipulated judgements or other arrangements respecting such infringement, at its own expense, but only with the prior written consent of Scripps, which consent shall not be reasonably withheld. Scripps shall permit any action to be brought in its name if required by law, and Licensee shall hold Scripps harmless from any costs, expenses of liability respecting all such infringements or charges of infringement. Scripps agrees to provide reasonable assistance of a technical nature which Licensee may require in any litigation arising in accordance with the provisions of this Section 3.6.1, for which Licensee shall pay to Scripps a reasonable hourly rate of compensation. In the event Licensee fails to prosecute any such infringement, Licensee shall notify Scripps in writing promptly and Scripps shall have the right to prosecute such infringement on its own behalf. Failure on the part of Licensee to prosecute any such infringement shall be grounds for termination of the license granted to Licensee hereunder (but solely with respect to the patent at issue, which, with respect to the country in which such infringement occurs, shall thereafter be excluded from the the definition of Scripps Patent Rights) at the option of Scripps.

        3.6.2    Allocation of Recovery.    Any damages, settlements, or other recovery from an infringement action undertaken by Licensee pursuant to Section 3.6.1 shall first be used to reimburse the parties for the costs and expenses incurred in such action, and shall thereafter be allocated between the parties on the same basis as Net Sales of Licensed Products and shall not be deemed to be Sublicense Revenues.

        4.    Obligations Related to Commercialization.

        4.1    Commercial Development Obligation.    In order to maintain the license granted hereunder in force, Licensee shall use reasonable efforts and due diligence to develop Scripps Technology and Scripps Patent Rights which are licensed hereunder into commercially viable Licensed Products, as promptly as is reasonably and commercially feasible, and thereafter to produce and sell reasonable quantities of Licensed Products. Licensee shall keep Scripps generally informed as to Licensee's progress in such development, production and sale, including its efforts, if any, to sublicense Scripps Technology and Scripps Patent Rights, and Licensee shall deliver to Scripps an annual written report and such other reports as Scripps may reasonably request. The parties hereto acknowledge and agree that achievement of the milestones described in Exhibit C attached hereto on or before the dates set forth therein shall be evidence of compliance by Licensee with its commercial development obligations hereunder for the time periods specified in Exhibit C. In the event Scripps has a reasonable basis to believe that Licensee is not using reasonable efforts and due diligence as required hereunder, upon notice by Scripps to Licensee which specifies the basis for such belief, Scripps and Licensee shall negotiate in good faith to attempt to mutually resolve the issue. In the event Scripps and Licensee cannot agree upon any matter related to Licensee's commercial development obligations, the parties agree to utilize arbitration pursuant to Section 10.2 hereof in order to resolve the matter. If the arbitrator determines that Licensee has not complied with its obligations hereunder, and such default is not fully cured within sixty (60) days after the arbitrator's decision, Scripps may terminate Licensee's rights under this Agreement.

        4.2    Governmental Approvals and Marketing of Licensed Products.    Licensee shall be responsible for obtaining all necessary governmental approvals for the development, production, distribution, sale, and use of any Licensed Product, at Licensee's expense, including, without limitation, any safety studies. Licensee shall have sole responsibility for any warning labels, packaging, and instructions as to the use of Licensed Products and for the quality control for any Licensed Product.

        4.3    Indemnity.    Licensee hereby agrees to indemnify, defend and hold harmless Scripps and any parent, subsidiary or other affiliated entity and their trustees, officers, employees, scientists and agents from and against any liability or expense arising from any product liability claim asserted by any party as to any Licensed Product or any claims arising from the use of any Scripps Patent Rights, Licensed Right, Licensed Software, or Scripps Technology pursuant to this Agreement. Such indemnity and defense obligation shall apply to any product liability or other claims, including without limitation, personal injury, death or property damage, made by employees, subcontractors, sublicensees, or agents of Licensee, as well as any member of the general public.

        4.4    Patent Marking.    To the extent required by applicable law, Licensee shall mark all Licensed Products or their containers in accordance with the applicable patent marking laws.

        4.5    No Use of Name.    The use of the name "The Scripps Research Institute", "Scripps", or any variation thereof in connection with the advertising or sale of Licensed Products is expressly prohibited.

        4.6    U.S. Manufacture.    To the extent required by applicable United States laws, if at all, Licensee agrees that Licensed Products will be manufactured in the United States, or its territories, subject to such waivers as may be required, or obtained, if at all, from the United States Department of Health and Human Services, or its designee.

        4.7    Foreign Registration.    Licensee agrees to register this Agreement with any foreign governmental agency which requires such registration, and Licensee shall pay all costs and legal fees in connection therewith. In addition, Licensee shall assure that all foreign laws affecting this Agreement or the sale of Licensed Products are fully satisfied.

        5.    Limited Warranty.    Scripps hereby represents and warrants that it has full right and power to enter into this Agreement and has received an assignment from inventors and/or creators of the Scripps Technology, Scripps Patent Rights, and the Licensed Rights. SCRIPPS MAKES NO OTHER WARRANTIES CONCERNING SCRIPPS PATENT RIGHTS, LICENSED SOFTWARE, OR SCRIPPS TECHNOLOGY COVERED BY THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AS TO SCRIPPS PATENT RIGHTS, SCRIPPS TECHNOLOGY, LICENSED RIGHT, LICENSED SOFTWARE OR ANY LICENSED PRODUCT. SCRIPPS MAKES NO WARRANTY OR REPRESENTATION AS TO THE VALIDITY OR SCOPE OF SCRIPPS PATENT RIGHTS, OR THAT ANY LICENSED PRODUCT WILL BE FREE FROM AN INFRINGEMENT ON PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR THAT NO THIRD PARTIES ARE IN ANY WAY INFRINGING SCRIPPS PATENT RIGHTS OR SCRIPPS TECHNOLOGY COVERED BY THIS AGREEMENT.

        6.    Interests in Intellectual Property Rights.

        6.1    Preservation of Title.    Scripps shall retain full ownership and title to Scripps Technology, and Scripps Patent Rights licensed hereunder and shall use its reasonable best efforts to preserve and maintain such full ownership and title, subject to Licensee fully performing all of its obligations under this Agreement.

        6.2    Royalty-free License to Improvements.    Licensee hereby grants to Scripps a non-exclusive, royalty-free license to any improvement to Scripps Technology developed by Licensee, to use for its own non-commercial research purposes or grant to, subject to Licensee's approval, other nonprofit institutions for their non-commercial research purposes.

        6.3    Governmental Interest.    Licensee and Scripps acknowledge that Scripps has received, and expects to continue to receive, funding from the United States Government in support of Scripps's research activities. Licensee and Scripps acknowledge and agree that their respective rights and obligations pursuant to this Agreement shall be subject to Scripps's obligations and the rights of the United States Government, if any, which arise or result from Scripps's receipt of research support from the United States Government, including without limitation, the grant by Scripps to the United States a non-exclusive, irrevocable, royalty-free license to Scripps Technology and Scripps Patent Rights licensed hereunder for governmental purposes.

        6.4    Reservation of Rights.    Scripps reserves the right to use for any non-commercial research purposes and the right to allow other nonprofit institutions to use for any non-commercial research purposes any Scripps Technology and Scripps Patent Rights licensed hereunder, without Scripps or such other institutions being obligated to pay Licensee any royalties or other compensation.

        7.    Confidentiality and Publication.

        7.1    Treatment of Confidential Information.    The parties agree that during the term of this Agreement, and for a period of five (5) years after this Agreement terminates, a party receiving Confidential Information of the other party will (i) maintain in confidence such Confidential Information to the same extent such party maintains its own proprietary industrial information, (ii) not disclose such Confidential Information to any third party without prior written consent of the other party and (iii) not use such Confidential Information for any purpose except those permitted by this Agreement.

        7.2    Publications.    Licensee agrees that Scripps shall have a right to publish in accordance with its general policies.

        7.3    Publicity.    Except as otherwise provided herein or required by any law, rule or regulation, no party shall originate any publication, news release or other public announcement, written or oral, whether in the public press, or otherwise, relating to this Agreement or to any sublicense hereunder, or to the performance hereunder or any such agreements, without the prior written approval of the other party, which approval shall not be unreasonably withheld. Scientific publications published in accordance with Section 7.2 of this Agreement shall not be construed as publicity governed by this Section 7.3.

        8.    Term and Termination.

        8.1    Term.    Unless terminated sooner in accordance with the terms set forth herein, this Agreement, and the license granted hereunder, shall terminate as provided in Section 2.6 hereof.

        8.2    Termination Upon Default.    Any one or more of the following events shall constitute an event of default hereunder: (i) the failure of a party to pay any amounts when due hereunder and the expiration of thirty (30) days after receipt of a written notice requesting the payment of such amount; (ii) the failure of a party to perform any obligation required of it to be performed hereunder, and the failure to cure within sixty (60) days after receipt of notice from the other party specifying in reasonable detail the nature of such default. Upon the occurrence of any event of default, the non-defaulting party may deliver to the defaulting party written notice of intent to terminate, such termination to be effective upon the date set forth in such notice.

        Such termination rights shall be in addition to and not in substitution for any other remedies that may be available to the non-defaulting party. Termination pursuant to this Section 8.2 shall not relieve the defaulting party from liability and damages to the other party for breach of this Agreement. Waiver by either party of a single default or a succession of defaults shall not deprive such party of any right to terminate this Agreement arising by reason of any subsequent default.

        8.3    Termination Upon Bankruptcy or Insolvency.    This Agreement may be terminated by Scripps giving written notice of termination to Licensee upon the filing of bankruptcy or bankruptcy of Licensee or the appointment of a receiver of any of Licensee's assets, or the making by Licensee of any assignment for the benefit of creditors, or the institution of any proceedings against Licensee under any bankruptcy law. Termination shall be effective upon the date specified in such notice.

        8.4    Rights Upon Expiration.    Neither party shall have any further rights or obligations upon the expiration of this Agreement upon its regularly scheduled expiration date with respect to this Agreement, other than the obligation of Licensee to make any and all reports and payments for the final quarter period. Provided, however, that upon such expiration, each party shall be required to continue to abide by its non-disclosure obligations as described in Section 7.1, and Licensee shall continue to abide by its obligation to indemnify Scripps as described in Section 4.3 and by its obligations under Section 6.2 hereof.

        8.5    Rights Upon Termination.    Notwithstanding any other provision of this Agreement, upon any termination of this Agreement prior to the regularly scheduled expiration date of this Agreement, the license granted hereunder shall terminate. Except as otherwise provided in Section 8.6 of this Agreement with respect to work-in-progress, upon such termination, Licensee shall have no further right to develop, manufacture or market any Licensed Product, or to otherwise use any Scripps Patent Rights or any Scripps Technology not otherwise includable therein. Upon any such termination, Licensee shall promptly return all materials, samples, documents, information, and other materials which embody or disclose Scripps Patent Rights or any Scripps Technology not otherwise includable therein; provided, however, that Licensee shall not be obligated to provide Scripps with proprietary information which Licensee can show that it independently developed. Any such termination shall not relieve either party from any obligations accrued to the date of such termination. Upon such termination, each party shall be required to abide by its nondisclosure obligations as described in Section 7.1, and Licensee shall continue to abide by its obligations to indemnify Scripps as described in Section 4.3.

        8.6    Work-in-Progress.    Upon any such early termination of the license granted hereunder in accordance with this Agreement, Licensee shall be entitled to finish any work-in-progress and to sell any completed inventory of a Licensed Product covered by such license which remain on hand as of the date of the termination, so long as Licensee pays to Scripps the royalties applicable to said subsequent sales in accordance with the terms and conditions as set forth in this Agreement, provided that no such sales shall be permitted after the expiration of six (6) months after the date of termination.

        9.    Assignment; Successors.

        9.1    Assignment.    Neither this Agreement nor any rights granted hereunder may be assigned or transferred by Licensee except (i) to an Affiliate of Licensee; (ii) to a successor in interest to all or substantially all of the business assets of Licensee whether by way of a merger, consolidation, sale of all or substantially all of Licensee's assets, change of control, or similar transaction; or (iii) as expressly permitted hereunder, without the prior written consent of Scripps.

        9.2    Binding Upon Successors and Assigns.    Subject to the limitations on assignment herein, this Agreement shall be binding upon and inure to the benefit of any successors in interest and assigns of Scripps and Licensee. Any such successor or assignee of Licensee's interest shall expressly assume in writing the performance of all the terms and conditions of this Agreement to be performed by Licensee.

        10.    General Provisions.

        10.1    Independent Contractors.    The relationship between Scripps and Licensee is that of independent contractors. Scripps and Licensee are not joint venturers, partners, principal and agent, master and servant, employer or employee, and have no other relationship other than independent contracting parties. Scripps and Licensee shall have no power to bind or obligate each other in any manner, other than as is expressly set forth in this Agreement.

        10.2    Arbitration.    Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"), and the procedures set forth below. In the event of any inconsistency between the Rules of AAA and the procedures set forth below, the procedures set forth below shall control. Judgment upon the award rendered by the arbitrators may be enforced in any court having jurisdiction thereof.

        10.2.1    Location.    The location of the arbitration shall be in the County of San Diego.

        10.2.2    Selection of Arbitrators.    The arbitration shall be conducted by a panel of three neutral arbitrators who are independent and disinterested with respect to the parties, this Agreement, and the outcome of the arbitration. Each party shall appoint one neutral arbitrator, and these two arbitrators so selected by the parties shall then select the third arbitrator. If one party has given written notice to the other party as to the identity of the arbitrator appointed by the party, and the party thereafter makes a written demand on the other party to appoint its designated arbitrator within the next ten days, and the other party fails to appoint its designated arbitrator within ten days after receiving said written demand, then the arbitrator who has already been designated shall appoint the other two arbitrators.

        10.2.3    Discovery.    Unless the parties mutually agree in writing to some additional and specific pre-hearing discovery, the only pre-hearing discovery shall be (a) reasonably limited production of relevant and non-privileged documents, and (b) the identification of witnesses to be called at the hearing, which identification shall give the witness's name, general qualifications and position, and a brief statement as to the general scope of the testimony to be given by the witness. The arbitrators shall decide any disputes and shall control the process concerning these pre-hearing discovery matters. Pursuant to the Rules of AAA, the parties may subpoena witnesses and documents for presentation at the hearing.

        10.2.4    Case Management.    Prompt resolution of any dispute is important to both parties; and the parties agree that the arbitration of any dispute shall be conducted expeditiously. The arbitrators are instructed and directed to assume case management initiative and control over the arbitration process (including scheduling of events, pre-hearing discovery and activities, and the conduct of the hearing), in order to complete the arbitration as expeditiously as is reasonably practical for obtaining a just resolution of the dispute.

        10.2.5    Remedies.    The arbitrators may grant any legal or equitable remedy or relief that the arbitrators deem just and equitable, to the same extent that remedies or relief could be granted by a state or federal court, provided however, that no punitive damages may be awarded. No court action may be maintained seeking punitive damages. The decision of any two of the three arbitrators appointed shall be binding upon the parties.

        10.2.6    Expenses.    The expenses of the arbitration, including the arbitrators' fees, expert witness fees, and attorney's fees, may be awarded to the prevailing party, in the discretion of the arbitrators, or may be apportioned between the parties in any manner deemed appropriate by the arbitrators. Unless and until the arbitrators decide that one party is to pay for all (or a share) of such expenses, both parties shall share equally in the payment of the arbitrators' fees as and when billed by the arbitrators.

        10.2.7    Confidentiality.    Except as set forth below, the parties shall keep confidential the fact of the arbitration, the dispute being arbitrated, and the decision of the arbitrators. Notwithstanding the foregoing, the parties may disclose information about the arbitration to persons who have a need to know, such as directors, trustees, management employees, witnesses, experts, investors, attorneys, lenders, insurers, and others who may be directly affected. Additionally, if a party has stock which is publicly traded, the party may make such disclosures as are required by applicable securities laws. Further, if a party is expressly asked by a third party about the dispute or the arbitration, the party may disclose and acknowledge in general and limited terms that there is a dispute with the other party which is being (or has been) arbitrated. Once the arbitration award has become final, if the arbitration award is not promptly satisfied, then these confidentiality provisions shall no longer be applicable.

        10.3    Entire Agreement; Modification.    This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof. There shall be no amendments or modifications to this Agreement, except by a written document which is signed by both parties.

        10.4    California Law.    This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to the conflicts of laws principles thereof.

        10.5    Headings.    The headings for each article and section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

        10.6    Severability.    Should any one or more of the provisions of this Agreement be held invalid or unenforceable by a court of competent jurisdiction, it shall be considered severed from this Agreement and shall not serve to invalidate the remaining provisions thereof. The parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by them when entering this Agreement may be realized.

        10.7    No Waiver.    Any delay in enforcing a party's rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such party's rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

        10.8    Name.    Whenever there has been an assignment or a sublicense by Licensee as permitted by this Agreement, the term "Licensee" as used in this Agreement shall also include and refer to, if appropriate, such assignee or sublicensee.

        10.9    Attorneys' Fees.    In the event of a dispute between the parties hereto or in the event of any default hereunder, the party prevailing in the resolution of any such dispute or default shall be entitled to recover its reasonable attorneys' fees and other costs incurred in connection with resolving such dispute or default.

        10.10    Notices.    Any notices required by this Agreement shall be in writing, shall specifically refer to this Agreement and shall be sent by registered or certified airmail, postage prepaid, or by telefax, telex or cable, charges prepaid, or by overnight courier, postage prepaid and shall be forwarded to the respective addresses set forth below unless subsequently changed by written notice to the other party:

For Scripps:	The Scripps Research Institute
10550 North Torrey Pines Road, TPC-9 La Jolla, California 92037 Attention: Director, Technology Development Fax No.: (858) 784-9910
and	The Scripps Research Institute
10550 North Torrey Pines Road, TPC-8 La Jolla, California 92037 Attention: General Counsel Fax No.: (858) 784-9910
For Licensee:	Optimer Pharmaceutical, Inc.
1120 Drake Ave. Burlingame, CA 94010 Attention: Michael Chang Fax No.: 650-548-4955

        Notice shall be deemed delivered upon the earlier of (i) when received, (ii) three (3) days after deposit into the mail, or (iii) the date notice is sent via telefax, telex or cable, (iv) the day immediately following delivery to overnight courier (except Sunday and holidays).

        10.11    Compliance with U.S. Laws.    Nothing contained in this Agreement shall require or permit Scripps or Licensee to do any act inconsistent with the requirements of any United States law, regulation or executive order as the same may be in effect from time to time.

        IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives as of the date set forth above.

SCRIPPS:	LICENSEE:

THE SCRIPPS RESEARCH INSTITUTE	OPTIMER PHARMACEUTICALS, Inc.

By:	By:
Title:	Title:

EXHIBIT A

DISCLOSURE OF TECHNOLOGY

TSRI 473.0	US issued patent # 5,599,915 "Sialyl Lewis X Mimetics" by Drs. Wong and Kajimoto
TSRI 473.1	US issued patent # 5,614,615 "Sialyl Lewis X Mimetics Incorporating Fucopeptides" by Dr. Wong
TSRI 473.2	Foreign Cases: Canada #2,414,107 "Sialyl Lewis X Mimetics" by Drs. Wong and Kajimoto China Japan Singapore South Korea
TSRI 473.3	US patent application #08/933,775 "Sialyl Lewis X Mimetics Incorporating Fucopeptides" by Drs. Wong, Lin, and Kajimoto
TSRI 473.4	US patent application #09/088,411 "Fucopeptide Mimetics" by Drs. Wong and Lambe
TSRI 552.1	US patent application #08/918,858 "Liposomic Sialyl Lewis X Mimetics" by Drs. Wong, Lin and Woltering
TSRI 557.0	US issued patent #5,837,862 "Sialyl Lewis X Mimetics Incorporating Mannopeptides" by Drs. Wong, Kajimoto, Marron, Woltering, and Weitz-Schmidt
TSRI 566.0	US issued patent #5,830,871 "Inhibitors of E-, P—and L-Selectin Binding" by Drs. Wong, Moris-Varas, and Lin
TSRI 597.1	US provisional patent application #60/111,696 "Preparation of 1 and 2 Fluorsugars and Their Glycosides Using the Selectfluor Fluoridination Reagent" by Drs. Wong Burkart, Hung, and Zhang
TSRI 663.0	US provisional patent application #60/096,003 "Alpha 2,8/2,9 Polysialtransferase" by Drs. Wong, Shen, and Datta
TSRI 664.0
US provisional patent application #60/096,001 "Programmed One-Pot Multistep Assembly of Oligosaccharides" by Drs. Wong, Zhang, Ollman, Baasov, and Ye
Including copyright registration of the computer program

EXHIBIT B

FORM OF SUBLICENSE

        This Sublicense Term Sheet is entered into and made effective as of                                     , 19             by and between                                     , a                                      located at                                      ("Licensee") and                                     , a                                      located at                                      ("Sublicensee").

        Grant of Sublicense.    Licensee hereby grants to Sublicensee a sublicense under and on all the same terms and conditions of that certain License Agreement between Licensee and The Scripps Research Institute, a California nonprofit public benefit corporation ("Scripps") attached hereto as Exhibit I (the "Master License Agreement"), except as set forth below:

a. Technology subject to Sublicense:

b. Term:

c. Royalty Payments:

d. Commercial Development Obligations:

        By its signature below, Sublicensee agrees to be bound by all of the terms and conditions of the Master License Agreement, as modified hereby, for the benefit of Licensee and Scripps.

LICENSEE:	SUBLICENSEE:

By:	By:
Title:	Title:

EXHIBIT C

MILESTONES

        Financial: Optimer shall have received at least one and half million dollars ($1,500,000) in funding within three (3) years from the date hereof, or such license to the Scripps Patent Rights and Scripps Technology shall terminate.

        Developmental: Recognizing that Optimer is a small, early stage company, Optimer will provide Scripps with developmental milestones for the technology in the first year following execution of this Agreement. The developmental milestones provided by Optimer will not be unreasonably rejected by Scripps.

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  Exhibit 10.7